                                                                     EXHIBIT 4.3

                                UAL CORPORATION

                        6 3/8% CONVERTIBLE SUBORDINATED
                               DEBENTURE DUE 2025


$________________                                               No._____________
CUSIP____________


          UAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company", which term includes any successor under the Indenture hereinafter referred to), hereby promises to pay to ________________ or registered assigns, the principal sum of ___________ Dollars, on February 1, 2025.

       Interest Payment Dates:  February 1, May 1, August 1 and November 1
                 Record Dates:  January 15, April 15, July 15 and October 15

          Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if fully set forth at this place.

          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Debenture shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.


          THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

          IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed in its corporate name by the manual or facsimile signature of its Chairman of the Board or its President and Chief Executive Officer and impressed or imprinted with its corporate seal or facsimile thereof, attested by the manual or facsimile signature of its Secretary.

                                               UAL CORPORATION

(Seal)

                                               By________________________
                                                    (Title)

Attest:


___________________________
Secretary


          This is one of the Securities of a series issued under the within-mentioned Indenture.

Dated:                                         THE BANK OF NEW YORK,
                                                 as Trustee



                                               By:__________________________
                                                     Authorized Signatory

                             (REVERSE OF DEBENTURE)

                                UAL CORPORATION
                        6 3/8% CONVERTIBLE SUBORDINATED
                               DEBENTURE DUE 2025

          (1) Indenture. This Debenture is one of a duly authorized issue of Securities of the Company designated as its 6 3/8% Convertible Subordinated Debentures due 2025 (herein called the "Debentures"), limited in aggregate principal amount to $600,000,000, issued and to be issued under an Indenture dated as of April 3, 1995 (herein called the "Indenture") between the Company and The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Debentures, and the terms upon which the Debentures are, and are to be, authenticated and delivered. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date upon which the Debentures are first issued under the Indenture (the "Issue Date"). The Debentures are unsecured general obligations of the Company. All capitalized terms used in this Debenture and not defined herein will have the meanings assigned to them in the Indenture.

          (2) Interest. The Company promises to pay interest on said principal sum, quarterly in arrears on February 1, May 1, August 1 and November 1, of each year, commencing May 1, 1995 at the rate of 6 1/4% per annum from February 1, 1995 to but excluding April __, 1995 and from and after April __, 1995 at the rate of 6 3/8% per annum, from the February 1, May 1, August 1 or November 1, as the case may be, next preceding the date of this Debenture to which interest on the Debentures has been paid or duly provided for, unless the date hereof is an Interest Payment Date to which interest has been paid or duly provided for in which case from the date of this Debenture, or unless no interest has been paid or duly provided for on the Debentures, in which case from __________ 1, 1995, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, when there is no existing default in the payment of interest on the Debentures, each Debenture authenticated after the Regular Record Date for any Interest Payment Date, but prior to such Interest Payment Date shall be dated the date of its authentication but shall bear interest from such Interest Payment Date; provided, however, that if and to the extent that the Company shall default in the payment of the interest due on such Interest Payment Date, then all such Debentures shall bear interest from the February 1, May 1, August 1, or November 1, as the case may be, to which interest had been paid or duly provided for next preceding such Interest Payment Date, unless no interest has been paid or duly provided for on the Debentures, in which case from ____________ 1, 1995. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in said Indenture, be paid to the Person in whose name this Debenture

(or one or more Predecessor Debentures) is registered on the Regular Record Date for such Interest Payment Date.

          (3) Extension of Interest Payment Period. Notwithstanding anything contained in the Indenture to the contrary, the Company shall have the right at any time during the term of the Debentures, so long as the Company is not in default in the payment of interest on the Debentures, to extend the interest payment period for an Extension Period (as defined below). Except as provided in the next succeeding sentence, no interest shall be due and payable during an Extension Period, but at the end of each Extension Period the Company shall pay all interest then accrued and unpaid on the Debentures, together with interest thereon, compounded quarterly, at the rate of 6 3/8% per annum, to the extent permitted by applicable law. Prior to the termination of any Extension Period, the Company may (a) on any Interest Payment Date pay all or any portion of the interest accrued on the Debentures as provided on the face hereof to holders of record on the Regular Record Date for such Interest Payment Date or (b) from time to time further extend the interest payment period as provided in the last sentence of this paragraph, provided that any such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 calendar quarters from the last date to which interest on the Debentures was paid in full. If the Company shall elect to pay all of the interest accrued on the Debentures on an Interest Payment Date during any Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts of interest then due, the Company may select a new Extension Period, subject to the above requirements. The Company shall cause the Trustee to give notice to the Holders in the manner provided in the Indenture, not less than five Business Days prior to the earlier of (i) the January 15, April 15, July 15 or October 15 next preceding the applicable Interest Payment Date and (ii) the date on which the Company or the Trustee is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization of the Regular Record Date and payment date for such related interest payment period, of

          (x) the Company's election to initiate an Extension Period and the duration thereof,

          (y) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate, and the duration of such extension, and

          (z) the Company's election to make a full or partial payment of interest accrued on the Debentures on any Interest Payment Date during any Extension Period and the amount of such payment.

          The term "Extension Period" means the period from and including the Interest Payment Date next following the date of any notice of extension of the interest payment period on the Debentures given pursuant to the last sentence of the preceding paragraph (or, in the case of any further extension of the interest payment period pursuant to the third sentence of the preceding paragraph before the payment in full of all accrued interest on the Debentures, the Interest Payment Date next following the date of the first such notice given after the last Interest Payment Date to which interest was paid in full) to but excluding the Interest Payment Date to which payment of interest on the Debentures is so extended, after giving effect to any further extensions of the interest payment period on the Debentures pursuant to the third sentence of the preceding paragraph; provided that no Extension Period shall exceed 20 consecutive quarters from the last date to which interest on the Debentures was paid in full; and provided, further, that any Extension Period shall end on an Interest Payment Date. Notwithstanding the foregoing, in no event shall any Extension Period exceed the final Stated Maturity of the principal of the Debentures.

          (4) Method of Payment. The principal of (and premium, if any) and interest on this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Company in the City of New York; provided that, at the option of the Company, interest may be paid (i) by check mailed by the Trustee to the address of the Holder as it shall appear on the Register or (ii) by wire transfer to an account maintained by the Holder as specified in the Register, provided that the payment of principal with respect to any Debenture will be made only upon surrender of such Debenture to the Trustee. Any interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

          (5) Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar through its office at 101 Barclay Street, New York, New York 10286. The Company may change any Paying Agent or Registrar without prior notice to any Holder.

          (6) Conversion. Each Debenture will be convertible at the option of the holder hereof at any time after the date of original issuance hereof, unless previously redeemed, into $541.90 for each $1,000 principal amount thereof and the number of fully paid and nonassessable shares of Common Stock obtained by dividing (i) the difference between Principal Amount of such Debenture and $541.90 by (ii) the Conversion Price, and surrendering such Debenture to be converted as provided below; provided, however, that the right to convert Debentures called for redemption shall terminate at the close of business on the day preceding the Redemption Date, unless the Company shall default in making payment of the cash payable upon such redemption. Certificates will be issued for the remaining Debentures in any case in which fewer than all of the Debentures represented by a certificate are converted.

          In order to exercise the conversion right, the holder of the Debenture to be converted shall surrender it, duly endorsed or assigned to the Company or in blank, at the office of the Trustee in the City of New York, accompanied by written notice to the Company that the holder hereof elects to convert the Debenture. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Debenture is registered, each Debenture surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or such Holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

          Holders of Debentures at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debentures on the corresponding Interest Payment Date notwithstanding the conversion hereof following such interest payment record date and prior to such Interest Payment Date. However, Debentures surrendered for conversion during the period between the close of business on any interest payment record date and the opening of business on the corresponding Interest Payment Date (except Debentures converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, which shall be entitled to such interest on the Interest Payment Date) must be accompanied by payment of an amount equal to the interest payable on such Debentures on such Interest Payment Date. A holder of Debentures on an interest payment record date who (or whose transferee) tenders any such Debentures for conversion into shares of Common Stock on such Interest Payment Date will receive the interest payable by the Company on such Debentures on such date, and the converting holder need not include payment of the amount of such interest upon surrender of Debentures for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid interest, whether or not in arrears, on converted Debentures or for dividends on the shares of Common Stock issued upon such conversion.

          As promptly as practicable after the surrender of Debentures as aforesaid, the Company shall issue and shall deliver at such office to such Holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Debentures, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided below.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Debentures shall have been surrendered and such notice (and, if applicable, payment of an amount equal to the interest payable on such Debentures) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Company.

          No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon conversion of the Debentures. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a Debenture, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one Debenture shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Debentures so surrendered.

          The Conversion Price shall be adjusted from time to time as follows:

          (a) If the Company shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Debentures thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Debenture been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the opening of business on the day next following the record date (except as provided below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

          (b) If the Company shall issue after the Issue Date rights or warrants (in each case, other than the Rights) to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (1) the Conversion Price in effect immediately prior to the opening of business on the day next following the date fixed for such determination by

          (2) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Company from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board.

          (c) If the Company shall distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid from profits or surplus of the Company) or rights or warrants (in each case, other than the Rights) to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in paragraph (b) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under paragraph (b) above (any of the foregoing being hereinafter in this paragraph (c) called the "Securities")), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (1) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by
          (2) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this paragraph (c), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to receive such distribution of such security, but also is distributed with each share of Common Stock delivered to a person converting a Debenture after such determination date, shall not require an adjustment of the Conversion Price pursuant to this paragraph (c); provided that on the date, if any, on which a Person converting a Debenture would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this paragraph (c) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

          (d) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with these conversion provisions (other than this paragraph (d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions, the Company shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends on securities of the Company. All calculations shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/10 of a share (with .05 of a share being rounded upward), as the case may be. Anything to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this conversion provision, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable.

          If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (a) above applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Debenture which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which $1,000 principal amount of Debenture was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Company held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this paragraph the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions herein and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Debentures that will contain provisions enabling the holders of the Debentures that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph shall similarly apply to successive Transactions.

          If:

          (i) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of profits or surplus and other than the Rights); or

          (ii) the Company shall authorize the granting to the holders of the Common Stock of rights or warrants (other than the Rights) to subscribe for or purchase any shares of any class or any other rights or warrants (other than the rights); or

          (iii) there shall be any reclassification of the Common Stock (other than an event to which paragraph (a) above with respect to Conversion Price adjustment applies) or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or

          (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company,

then the Company shall cause to be filed with the Trustee and shall cause to be mailed to the holders of the Debentures at their addresses as shown on the Register of the Company, as promptly as possible, but a least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to receive such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings herein.

          Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the Trustee an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holders of the Debentures at such holders' last address as shown on the Register of the Company.

          In any case in which an adjustment shall become effective on the day next following a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any Debenture converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction.

          For purposes of these conversion provisions, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company. The Company shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

          There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth herein. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph hereof, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

          If the Company shall take any action affecting the Common Stock, other than action described herein, that in the opinion of the Board would materially adversely affect the conversion rights of the holders of the Debentures, the Conversion Price for the Debentures may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine to be equitable in the circumstances.

          The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures not theretofore converted. For purposes of this paragraph, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Debentures shall be computed as if at the time of computation all such outstanding Debentures were held by a single holder.

          The Company agrees that any shares of Common Stock issued upon conversion of the Debentures shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock deliverable upon conversion of the Debentures, the Company will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully-paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

          The Company shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Debentures, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

          Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Debentures, the Company shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

          The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Debentures pursuant to these conversion provisions; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Debentures to be converted and no such issue or delivery shall be made unless and until the person requesting any issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

          The term "Conversion Price" means the conversion price per share of Common Stock for which the Debentures are convertible, as such Conversion Price may be adjusted. The initial conversion price will be $143.50.

          The term "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Tape, or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NNM") of the National Association of Securities Dealers, Inc. Automated Quotations System ("Nasdaq") or, if such security is not quoted on such NNM, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board.

          The term "Fair Market Value" means the average of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

          The term "Principal Amount" shall mean the principal amount of the Debenture.

          The term "Rights" means the rights associated with and trading with each share of Common Stock outstanding.

          The term "Trading Day" means any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NNM, or if such securities are not quoted on such NNM, in the applicable securities market in which the securities are traded.

          (7) Redemption. The Debentures may be redeemed, at the option of the Company, in whole or in part, on any date on or after May 1, 1996, upon not less than 30 nor more than 60 days' prior notice given as provided in the Indenture, at the following Redemption Prices (expressed as percentages of the principal amount thereof redeemed), plus accrued and unpaid interest, if any, up to but excluding the redemption date, if redeemed during the twelve-month period commencing May 1 of the years indicated:

   Year     Redemption Price     Year     Redemption Price
   ----     ----------------     ----     ----------------

   1996         104.375%         200          101.875%

   1997         103.750%         2001         101.250%

   1998         103.125%         2002         100.625%

   1999         102.500%       2003 and       100.000%
                              thereafter

(except that interest installments whose Stated Maturity is the Redemption Date will be payable to the Holders of such Debentures, or one or more predecessor Debentures, of record on the relevant Regular Record Date referred to on the face hereof). The Company may exercise this redemption option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day, the last sale price of the Common Stock of the Company as reported by the New York Stock Exchange Composite Transaction Tape exceeds 120% of the Conversion Price, subject to adjustment as described herein.

          (8) Denominations, Transfer, Exchange. The Debentures are issuable only as registered Debentures without coupons in the denominations of $1,000 and any integral multiple thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Debentures are exchangeable for a like aggregate principal amount of Debentures of different authorized denominations as requested by the Holder surrendering the same and upon surrender of the Debenture for registration of transfer at the office or agency of the Company in the City of New York, the Company will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee or transferees, one or more new Debentures, of authorized denominations and of a like aggregate principal amount and tenor. Every Debenture surrendered for registration of transfer or exchange will, if required by the Company, the Registrar or the Trustee, be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Registrar and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing. No service charge will be made for any such registration of transfer or exchange, but the

Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

          (9) Persons Deemed Owners. Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whatsoever, whether or not this Debenture is overdue, and neither the Company, the Trustee nor any such agent will be affected by notice to the contrary.

          (10) Defaults and Remedies. If an Event of Default as defined in the Indenture shall occur, the principal of all Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

          (11) Subordination. The Company and each Holder, by acceptance hereof, agrees that the payment of the principal of, and premium, if any, and interest on the Debentures is subordinated, to the extent and in the manner provided in the Indenture, to the prior payment in full of the Senior Indebtedness of the Company as defined in the Indenture and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debenture, by accepting the same, authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate in the discretion of the Trustee to effectuate the subordination so provided and appoints the Trustee his attorney-in-fact for such purpose.

          (12) Indebtedness. The Company and, by its acceptance of this Debenture or a beneficial interest herein, the Holder of, and any Person that acquires a beneficial interest in, this Debenture agree that for United States federal, state and local tax purposes it is intended that this Debenture constitute indebtedness.

          (13) Amendments and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debentures under the Indenture at any time by the Trustee with the consent of the Holders of a majority of the aggregate principal amount of the Debentures at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures at the time Outstanding, on behalf of the Holders of all the Debentures, by notice to the Trustee to waive certain past Defaults or Events of Default and their consequences under the Indenture.

          (14) Obligation Absolute. No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Debenture at the times, place and rate, and in the coin or currency, hereto prescribed.

          (15) No Recourse Against Others. No recourse for the payment of the principal of or interest on this Debenture, or for any claim based hereon or on the Indenture and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Debenture, or because of the creation of any indebtedness represented hereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

          (16) Governing Law. THIS DEBENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                              ____________________


          The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: UAL Corporation, P.O. Box 66100, Chicago, Illinois 60666, Attention: Treasurer.